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                                                                    EXHIBIT 11.1
                                                                    ------------
SYNBIOTICS CORPORATION

COMPUTATION OF (LOSS) EARNINGS PER SHARE
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


                                                      NINE MONTHS ENDED     YEAR ENDED MARCH 31,
                                                         DECEMBER 31,    --------------------------
                                                             1994           1994           1993
                                                         -----------     ----------     -----------
PRIMARY (LOSS) EARNINGS PER SHARE:

Net (loss) income per statement of operations            $(1,058,000)    $  357,000     $(1,628,000)
                                                         ===========     ==========     ===========

Weighted average number of shares outstanding              5,803,000      5,859,000       5,148,000
                                                         ===========     ==========     ===========


Primary net (loss) income per share                      $      (.18)    $      .06     $      (.32)
                                                         ===========     ==========     ===========

FULLY DILUTED (LOSS) EARNINGS PER SHARE:/(1)/

Net (loss) income per statement of operations            $(1,058,000)    $  357,000     $(1,628,000)
                                                         ===========     ==========     ===========

Reconciliation of weighted average number of shares per primary computation above, to amount used for fully diluted computation:

Weighted average number of shares outstanding, per
  primary computation                                      5,803,000      5,859,000       5,148,000

Add - effect of outstanding options and warrants (as
 determined by the application of the treasury method)        27,000            -            59,000
                                                         -----------     ----------     -----------

Weighted average number of shares, as adjusted             5,830,000      5,859,000       5,207,000
                                                         ===========     ==========     ===========

Fully diluted net (loss) income per share                $      (.18)    $      .06     $      (.31)
                                                         ===========     ==========     ===========
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/(1)/ This calculation is submitted, for the nine months ended December 31, 1994 and the year ended March 31, 1993, in accordance with Regulation S-B Item
      601(b)(11) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an anti-dilutive result.